Exhibit 10.7

November 27, 2006

CMark International, Inc.
9570 Two Notch Road, Suite 4
Columbia, SC 29223
Attn: Mr. Charles W. Jones, Jr., President

Gentleman:

Knightsbridge Holdings, LLC, ("Knightsbridge") is pleased to be retained on the terms and conditions set forth in this letter of engagement ("Engagement Letter") as a consultant to your company, CMARK, International, Inc. (the "Company"), collectively (the “Parties”), to assist in a variety of areas relating to the financial, strategic, and related developmental growth of the Company (the "Engagement").

1.           Services of Knightsbridge.

For the Term of Engagement (as hereinafter defined), and with your general knowledge and consent, we agree to provide to the Company a range of consultative and related services which may, but which will not necessarily, include the following: (i) identifying, evaluating and advising in relation to the Company's current structural (including business model), financial, operational, managerial, strategic and other needs and objectives, (ii) preparing and coordinating with the Company and others in the development of business plans, investor presentations and financial models, (iii) identifying potential merger, acquisition, divestiture, consolidation or other combination ("M&A Transaction") opportunities and negotiating, structuring and advising in connection with potential M&A Transactions, (v) advising and assisting the Company in connection with the preparation of any registration statements, periodic or other SEC reports or proxies, and (vi) coordinating with, and advising in connection with the activities of, Outside Professionals, including without limitation attorneys, accountants, market professionals, etc.

2.           Term of Engagement.

The Engagement shall be effective for a period of twelve (12) months commencing on the date first appearing above (the "Term of Engagement").  After the Term of Engagement expires, the Engagement shall automatically renew on a month-to-month basis, subject to the right of the Company and/or Knightsbridge to terminate the Engagement as of the end of any given month by giving written notice to the other party at least thirty (30) days notice ("Termination"). As clarification, said right of termination shall commence upon the thirteen month anniversary of this signing Agreement.  Notwithstanding the foregoing, the Company shall not have the right to cancel this Agreement until such time as it has fulfilled all its obligations under any and all outstanding Agreements with Advantage Fund I, LLC or Trafalgar Capital Advisors, LLC, their assignees, or any other investors who fund the investments more fully described on the Exhibit ‘A’ attached hereto between the Parties.  Notwithstanding the foregoing, should funding not occur as a result of the transactions more fully described on Exhibit ‘A’ attached hereto (the “Transactions”), then the Company, at its option, shall have the right to cancel this agreement with no obligation. Funding shall be defined as requiring execution by the company, in its sole discretion, of the term sheets described in Exhibit ‘A’ and the required due diligence being completed and accepted by the funding source so as to allow funds to be available to the Company at its sole discretion.

3.           Compensation.

In consideration for the services rendered by Knightsbridge to the Company pursuant to the Engagement (and in addition to the expenses provided for in Paragraph 4 hereof), and throughout the Term of Engagement, the Company shall compensate Knightsbridge as follows:

3.1.1    Monthly Retainer.  The Company shall remit to Knightsbridge a monthly retainer (the “Retainers”) in the amount of $5,000.00 per month due and payable on the first of each month during the Term of this Agreement.  Knightsbridge, may, at its option, take payment in the form of registered shares of common stock using a formula that divides the amount due by 90% of the closing bid price of the Company’s common stock as of the date the invoice is due and payable.  Knightsbridge shall, accrue the Retainers due hereunder for the amount of time prior to the first funding received pursuant to the transactions more fully described on Exhibit ‘A’ attached hereto Should the Transactions described on Exhibit ‘A’ not be funded (as defined above) the Company shall have no obligation under this section.

3.1.2    Equity-Based Compensation.  Company and Knightsbridge agree that at the time of the first funding received pursuant to the transactions more fully described on Exhibit ‘A’ attached, Knightsbridge shall receive 1,000,000 shares of the common shares of the Company. The shares owned by Knightsbridge and its financing partners shall carry full ratchet anti-dilution provisions for one year from the date of issuance, with application of such anti-dilution rights applied at the time of any material new issuance by the Company or every 90 days during such period.  Company shall file a registration statement covering 150% of the shares underlying the balance of the shares within 90 days from the date of the latest closing of the Transactions.  Company shall use its best efforts to enable the registration statement to become effective at the earliest possible time.  The Expenses relating to the filing of such registration statement shall be borne by the Company.

3.2.1    Financing Transactions (Knightsbridge Introduction).  For purposes of any Financing Transactions involving any Financing Source directly or indirectly to the Company by Knightsbridge, and whether occurring during the Term of Engagement or during a period ending two (2) years following Termination, Additional Compensation shall be payable to Knightsbridge upon the closing thereof in accordance with the following schedule where "Consideration" shall mean (i) the total amount of gross proceeds received by, or otherwise deliverable to, the Company without condition as part of any such Financing Transaction, and (ii) any common stock or other securities of the Company (including without limitation any warrants, options and/or convertible securities) issued or otherwise transferred as a direct or indirect part of such Financing Transaction.  Debt financing shall include but not be limited to any on or off balance sheet financing, mortgages, debentures, notes, factoring, receivables financing, or credit facilities introduced directly or indirectly to the Company by Knightsbridge.    Financing transactions in which securities convert into Common Stock of the Company shall, for purposes under this sub-section, be deemed to have been funded using the Debt Financing schedule below and subsequently they shall be deemed to have used the Equity Financing schedule below (Company is only responsible for the difference between the two fees upon conversion) as of the date upon which these securities convert to Capital Stock of the Company.

(i)	Consideration	Amount of Additional Compensation

Equity Financing:
	$-0- to $1,000,000	4%
	$1 million $5 million	3% of Consideration
	$5 million+	$160,000 + 1.5% of Consideration in excess of $5 million for equity financing.

Debt Financing
	$-0- to $1,000,000	3.5%
	$1 million to $5 million	3.0% of Consideration
	$5 million+	$155,000 + 1% of Consideration in excess of $5 million for debt financing. And;

(ii)	Any Securities issued by or to the Company: 5% (in kind)

3.2.2    M&A Transactions (Knightsbridge Introduction).  For purposes of any M&A Transactions involving any entity or entities originally introduced directly or indirectly to the Company by Knightsbridge, and whether occurring during the Term of Engagement or during a period ending two (2) years following Termination, Additional Compensation shall be payable to Knightsbridge upon the closing thereof in accordance with the following schedule where "Consideration" shall mean the total of all cash, assets (including without limitation any real property, personal property and intellectual property) common stock or other securities (including without limitation any warrants, options and/or convertible securities) paid by or to the Company or its shareholders, and shall further include (a) any commercial bank or other indebtedness of the Company that is repaid or for which the responsibility to pay is assumed by the Company in connection with such M&A Transaction, (b) the greater of the stated value or the liquidation value of preferred stock of the Company that is assumed or acquired by the Company that is not converted into common stock upon the consummation of such transaction, (c) the value of any net operating losses transferred as part of the M&A Transaction and from which a party to such transaction expects at the time of closing to benefit, and (d) future payments for which the Company is obligated either absolutely or upon the attainment of milestones or financial results ("Company Future Payments").  Any Additional Compensation payable as a result of Company Future Payments shall be paid at closing and shall be valued at the present value of the Company Future Payments. For the purpose of calculating the present value, the Company and Knightsbridge agree to discount all Company Future Payments by a discount factor equal to 15% per annum, and where necessary, to use the projections which have been provided by the Company in the course of the M&A Transaction to quantify these amounts and their timing.  Should Knightsbridge not be responsible for the entity or entities introduced to the Company under this section and should the Company wish Knightsbridge to assist in structuring, negotiating the transaction, etc., Knightsbridge’s compensation shall be at a rate equal to 50% of that delineated below.

Consideration	Amount of Additional Compensation

$-0- to $500,000	$30,000 (minimum)
$500,001 to $5 million	5% of Consideration
$5 million+	$250,000 +3.0% of Consideration in excess of $5million

4.           Expenses.

In addition to any Engagement Retainers and Additional Compensation payable hereunder, and without regard to whether any Compensable Events occur hereunder, the Company shall reimburse Knightsbridge for all fees approved by an officer of the Company, relating to Knightsbridge’s travel and out-of-pocket expenses reasonably incurred in connection with the services performed by Knightsbridge pursuant to this Engagement Letter, including without limitation, hotel, food and associated expenses and long-distance telephone calls.  Said expenses shall not exceed $500 in any 30-day period of the term unless approved by an officer, director or other authorized designee of the Company.  Knightsbridge agrees to accrue any and all approved expenses until such time as the Transactions are consummated.

5.           Procedure for Initiating Discussions.

In order to coordinate our efforts with respect to a possible Transaction satisfactory to the Company, during the period of our engagement hereunder, the Company and its representatives will advise Knightsbridge prior to initiating discussions regarding a Transaction.  In the event the Company or its management receives an inquiry regarding a Transaction, it will advise Knightsbridge of such inquiry in order that Knightsbridge may confirm there is no duplication of efforts and if requested, assist the Company in evaluating such prospective Transaction and assist the Company in any resulting negotiations.

6.           Non-Exclusivity of Knightsbridge Services.

It is understood and acknowledged by the Company that Knightsbridge presently has, and anticipates having throughout the Engagement Term, other clients for which it performs the same or similar services to those to be performed in accordance herewith, and that Knightsbridge shall be under no obligation under this Engagement to restrict its ability in any way to perform services for any other clients.  It is further acknowledged that, by virtue of the nature of the services to be performed by Knightsbridge hereunder, the value of such services bear no relation necessarily to the amount of time invested on the part of Knightsbridge to the performance of such services, and Knightsbridge, therefore, shall be under a continuing obligation hereunder to devote only as much time to the performance of its services hereunder as deemed appropriate in the exclusive discretion of its principal(s).

7.    Role of Finder.

In connection with any Financing Transactions hereunder, the Company acknowledges that Knightsbridge is not a registered broker-dealer under Section 15A of the U.S. Securities Exchange Act of 1934, or any similar state law, and that Knightsbridge cannot, and shall not be required hereunder to, engage in the offer or sale of securities for or on behalf of the Company.  While Knightsbridge has preexisting relationships and contacts with various investors, registered broker-dealers and investment funds, Knightsbridge's participation in any actual or proposed offer or sale of Company securities shall be limited to that of an advisor to the Company and, if applicable, a "finder" of investors, broker-dealers and/or funds. The Company acknowledges and agrees that the solicitation and consummation of any purchases of the Company's securities shall be handled by the Company or one or more NASD member firms engaged by the Company for such purposes.

8.    Referral Fees.

Any referral fees payable in connection with any Compensable Transactions shall be the exclusive responsibility of, and shall be paid by Knightsbridge.

9.    Cooperation by Company.

In order to enable Knightsbridge to provide the services requested, the Company agrees to provide to Knightsbridge, among other things, all information reasonably requested or required by Knightsbridge including without limitation information concerning historical and projected financial results with respect to the Company and its subsidiaries and possible and known litigious, environmental and contingent liabilities.  The Company also agrees to make available to Knightsbridge such representatives of the Company, including, among others, directors, officers, employees, outside counsel and independent certified public accountants, as Knightsbridge may reasonably request.

10.    Reliance by Knightsbridge on Accuracy of Information; 12(b)5 Representation.

The Company recognizes and acknowledges that, in advising the Company and in fulfilling the Engagement hereunder, Knightsbridge will use and rely on data, material and other information furnished to Knightsbridge by the Company.  The Company agrees that Knightsbridge may do so without independently verifying the accuracy or completeness of such data, material or other information.  The Company represents and warrants that any such data, material or information shall be true and accurate and shall not, as of the time communicated, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

11.           Confidentiality.

If any of the data, material or other information is non-public or confidential when revealed or otherwise shared with representatives of Knightsbridge, and identified in writing as such at the time it is revealed or shared  ("Confidential Information"), Knightsbridge and its officers, directors, employees, agents and associates shall hold all Confidential Information in complete and strict confidence and will not, without prior written consent of the Company, in each instance, disclose any Confidential Information, in whole or part, to any other person or for any other purpose than is expressly approved by the Company in writing.  To the extent that disclosure of Confidential Information is approved by the Company in writing, excepting information required to be disclosed by legal process, law or regulation.  Knightsbridge agrees that each party or individual to whom such disclosure is made shall be informed of the confidential nature of the information disclosed and be obligated to sign standard non-disclosure agreements.

12.           Indemnification.

Each party (an "Indemnifying Party") hereby agrees to indemnify and hold the other party and its respective affiliates, directors, officers, employees and agents (collectively, the "Indemnified Parties") harmless from, and to reimburse each of the Indemnified Parties for, any loss, damage, deficiency, claim, obligation, suit, action, fee, cost or expense of any nature whatsoever (including, but not limited to, reasonable attorney’s fees and costs) arising out of, based upon or resulting from any breach of any of the representations, warranties, covenants, agreements or undertakings of the Indemnifying Party contained in or made pursuant to this Engagement Letter.

13.           Miscellaneous.

(a)
This Engagement Letter constitutes the entire agreement and understanding of the parties hereto, and supersedes any and all previous agreements and understandings, whether oral or written, between the parties with respect to the matters set forth herein.

(b)
Any notice or communication permitted or required hereunder shall be in writing and shall be deemed sufficiently given if hand-delivered via courier or overnight service or sent (i) postage prepaid by registered mail, return receipt requested, to the respective parties as set forth below, or to such other address as either party may notify the other of in writing:

If to Knightsbridge, to:                                        Knightsbridge Holdings, LLC.
18851 N.E. 29th Avenue, Suite 306
Aventura, FL 33180
Attn: Ms. Alyce Schreiber
Fax: (305) 932-3697

If to the Company, to:                                         CMark International, Inc.
9570 Two Notch Road, Suite 4
Columbia, SC 29223
Attn: Mr. Charles W. Jones, Jr.
Fax: (803) 699-4940

(c) This Engagement Letter shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors, legal representatives and assigns.

(d) The Company represents that it has the power to enter into this Engagement Letter and to carry out its obligations hereunder.  This Engagement Letter constitutes the valid and binding obligation of the Company and is enforceable in accordance with its terms.  The Company further represents that this Engagement Letter does not conflict with or breach any agreement to which it is subject or by which it is bound.

(e) This Engagement Letter may be executed in any number of counterparts, each of which together shall constitute one and the same original document.

(f)  No provision of this Engagement Letter may be amended, modified or waived, except in writing signed by all of the parties hereto.

(g) This Engagement Letter shall be construed in accordance with and governed by the laws of the State of Florida, without giving effect to its conflict of law principles.  The parties hereby agree that any dispute which may arise between them arising out of or in connection with this Engagement Letter shall be adjudicated before a court located in Dade County Florida, and they hereby submit to the exclusive jurisdiction of the courts of the State of Florida located in Dade County, Florida and of the federal courts in the Southern District of Florida with respect to any action or legal proceeding commenced by any party.  Company agrees to waive a trial by jury for any dispute requiring adjudication before a court of law.

(h) The Company hereby acknowledges that it shall bear the burden of proof in any action or proceeding involving a claim by Knightsbridge to any Additional Compensation due hereunder arising out of any Compensable Event involving a third party claimed by Knightsbridge to have been originally introduced to the Company by Knightsbridge.

If the foregoing correctly sets forth the understanding between Knightsbridge and the Company with respect to the foregoing, please so indicate by signing in the place provided below, at which time this Engagement Letter shall become a binding agreement.

 KNIGHTSBRIDGE HOLDINGS, LLC.

By:   /s/  Alyce B. Schreiber
 Alyce B. Schreiber
 Managing Member

Accepted and Agreed:

CMARK INTERNATIONAL, INC.

By: Chares W. Jones, Jr.
Name: Chares W. Jones, Jr.
Title: President

Domestic Wiring Instructions:

Knightsbridge Holdings, L.L.C.
Wachovia Bank
ABA # 063000021

A/C # 2000011114718

Attn: Alyce Schreiber

EXHIBIT ‘A’

This Exhibit ‘A’, dated November 27, 2006 shall further memorialize the understanding between Knightsbridge Holdings, L.L.C. d/b/a Knightsbridge Capital (“Knightsbridge”) and Cmark International, Inc., (the “Company”), collectively (the “Parties”) and shall be considered an integral part of the Agreement between the Parties of even date.

Under the Agreement Knightsbridge and its financing partners shall be granted equity ownership of the fully diluted common shares of the Company as part of the funding (as defined in the Agreement) of the Transactions more specifically described below.  All of the items delineated below shall occur after the structure of the funding as defined by item 1 below.  In consideration of this equity award, Knightsbridge shall consummate the following:

1.	Obtain for the Company, a senior debt facility in the amount of 3 million to 7.5 million dollars.

2.
Obtain for the Company a subordinated debt facility will be provided in the amount to be determined by discussion between the lender and the Company. The disbursement of the funding above shall be based upon milestones to be discussed with the Company and set by the lender.

3.
Knightsbridge shall deliver a term sheet on commercially acceptable terms for such a facility within 72 hours from the execution of the Agreement between the Parties.  Execution by the company and the Investor of the term sheet shall be deemed “consummation” of this transaction as defined in the Agreement,  however funding, as defined in the Agreement, is understood to be at such point after due diligence is completed and funds are available to be drawn by the Company at its sole discretion.

4.	Knightsbridge shall assist the company’s officers in establishing their employment agreements as well as other incentive based employee and consultant benefits plans.

5.
While not specific to the Transactions described herein, Knightsbridge shall assist the Company with its corporate organization efforts, and where applicable, shall assist in the Company’s acquisition as well as bring to the Company additional acquisitions and business opportunities.

6.
Knightsbridge shall assist the Company in the rationalization of the Company’s capital structure. The Company agrees that it will enter into a comprehensive investor relations program. It is understood that this may be used to retire some of the debt held by senior management. Knightsbridge will also assist the company in transitioning from the pink sheets to the OTC Bulletin board.

Knightsbridge shall use its best efforts, resources to coordinate all of the above and shall begin immediately upon execution of the Agreement between the Parties of even date.

Please acknowledge your understanding and acceptance of the foregoing by initialing where indicated below:

_______  Cmark International, Inc.

_______  Knightsbridge Holdings, LLC

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